EXHIBIT 10.54
                                                                   -------------


November 16, 2001


VIA FACSIMILE
-------------

Mr. Frank Chiu
ATG, Inc.
3400 Arden Road
Hayward, CA 94545


         Re:      ATG, Inc. - Deposit accounts

Dear Frank:

ATG, Inc. has requested that the United California Bank (fka Sanwa Bank California) in its capacity as agent (the "Agent") for certain banks issuing letters of credit for the account of ATG Inc. and for lenders pursuant to that certain Credit and Reimbursement Agreement dated as of November 1, 1999 (the "Credit and Reimbursement Agreement") with ATG Inc., as amended, extended and modified from time to time, (collectively with the Agent, the "Secured Parties"), allow ATG to utilize certain funds in deposit accounts ATG maintains at United Commercial Bank ("Commercial Bank"). Such accounts are referred to as the "Commercial Bank Deposit Accounts."

The Secured Parties have a security interest in the Commercial Bank Deposit Accounts. As a result of numerous defaults by ATG pursuant to the Credit and Reimbursement Agreement, including without limitation, defaults in payments of amounts owed to the Secured Parties, the Agent had instructed Commercial Bank to deliver the funds on deposit in the Commercial Bank Deposit Accounts to the Agent in accordance with the Secured Parties' rights as secured creditors.



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November 16, 2001
Mr. Frank Chiu
Page 2


ATG advised the Agent that ATG had no access to funds to pay its outstanding payroll and certain other critical expenses including, without limitation, a retainer for bankruptcy counsel for ATG. ATG further reported that its failure to cover the outstanding payroll checks, that had been delivered to ATG's employees, could lead to the immediate loss of employees, the loss security for ATG's assets and the potential for damage to ATG's assets that also serve as the collateral of the Secured Parties.

In addition to its payroll, ATG advised that it had certain other critical expenses that it needed to pay in order to maintain ATG for purposes of a sale or orderly liquidation in order to maximize the value of ATG's operations. Included in those expenses is the retainer required for ATG to engage bankruptcy counsel. Even with the engagement of bankruptcy counsel, ATG advised that it could not immediately file a bankruptcy case and seek court approval for the use of cash collateral to pay payroll for several days. Accordingly, ATG requested that the Secured Parties allow ATG the immediate use of One Million Dollars ($1,000,000) (the "Requested Funds") from the Commercial Bank Deposit Accounts to preserve and protect its operations and assets pending the filing of a bankruptcy case.

The Secured Parties are willing to permit ATG to utilize the Requested Funds on the following conditions:

1. ATG's access to the Requested Funds shall occur after ATG instructs Commercial Bank to transfer to the Agent all amounts in the Commercial Bank Deposit Accounts in excess of Requested Funds and Agent has confirmed that such wire has been sent to it. A form of the letter instruction to Commercial Bank is attached. Please sign the letter on the line reserved for ATG's signature and telecopy it to Dave Minnick (fax number 415-983-1200) and me (fax number 213-896-7387) so that the letter can be forwarded to Commercial Bank.Concurrently with ATG's access to the Requested Funds, ATG executes a control agreement regarding the Commercial Bank Deposit Accounts. A form of control agreement is attached to this letter. Please sign the control agreement on the line reserved for ATG's signature and telecopy it to Dave Minnick and me so that the control agreement can be forwarded to Commercial Bank.

2. Concurrently with ATG's access to the Requested Funds, ATG instructs all other financial institutions at which ATG maintains any deposit accounts or other cash equivalents, to wire transfer the funds in such accounts to the Agent for deposit into ATG's deposit accounts maintained with the Agent (the "Agent Deposit Accounts") and ATG closes all such other accounts. In





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November 16, 2001
Mr. Frank Chiu
Page 3


     addition ATG agrees not to open any other deposit accounts or to deposit any other funds in any form of account or investment with any financial institution other than the Agent.

3. ATG shall direct all future deposits of any collections or other funds owed to or received by ATG to be made directly to the Agent's Deposit Accounts. Any amounts that are deposited in the Commercial Bank Deposit Accounts or any other account located at any institution other than the Agent, shall be immediately transferred to the Agent for deposit to the Agent's Deposit Accounts.

By allowing the use of the Requested Funds, the Secured Parties are not waiving any defaults of ATG. The Secured Parties reserve all of their rights and remedies against ATG, which may be exercised at any time without further notice to ATG. Without limiting the foregoing, any failure of ATG to comply with the terms and conditions of this letter may result in the Secured Parties exercising any or all of their rights against ATG.

To avoid any misunderstanding, the Secured Parties have not agreed to any further use of their cash collateral whether for payroll or any other purpose. The Agent remains ready to negotiate with ATG regarding the use of cash collateral in a bankruptcy filing by ATG.

In light of the concerns that ATG employees may cease working for ATG and leave ATG without sufficient protection for its assets or otherwise impair ATG's assets, the Secured Parties believe that a receiver should be appointed to take control of ATG's assets to protect against such situations. ATG needs to be under court supervision whether in a bankruptcy or pursuant to a court appointed receiver. While the Secured Parties are willing to allow ATG a short time to prepare for a bankruptcy filing, such as by negotiating a cash collateral arrangement with the Secured Parties, ATG's need for paying its next payroll puts a limit on how long ATG can delay its filing of a bankruptcy.

The Secure Parties are not willing to allow further usage of their cash collateral without a court order governing that usage. From the Secured Parties' view, and in the view of most, if not all, courts, cash collateral usage will require a budget from ATG for the use of funds going forward. Such a budget is critical to any negotiations with the Secured Parties for the use of cash collateral. The sooner the Agent can review ATG's proposed budget the faster we can move on cash collateral negotiations.



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November 16, 2001
Mr. Frank Chiu
Page 4


Please confirm ATG's agreement to the terms under which the Secured Parties are permitting use of the Requested Funds by signing a copy of this letter and telecopying it to the Agent at (213) 896-7387



Very truly yours,

/s/ E. Leign Irwin

E. Leign Irwin

cc:      Lender Group
         Thomsen Young
         M. David Minnick

ATG agrees to the terms and conditions for access to the Requested Funds as set forth above.

Dated: November 16, 2001                    ATG, Inc.


                                            By   /s/ Frank Y. Chiu
                                                 ------------------------------
                                                 Frank Y. Chiu
                                                 Executive Vice President and
                                                 Chief Financial Officer